Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2012 THIRD QUARTER FINANCIAL RESULTS

Revenues of $431.8 million and Net Income of $0.34 Per Share

Board of Directors Declares $0.03 Per Share Cash Dividend

Q3 2012 Financial Highlights

•                  Revenues increased by 15.0% to a record $431.8 million from the third quarter of 2011

•                  Revenues increased by 28.0% compared to Q2 2012

•                  Net income of $17.5 million, or $0.34 per diluted share, compared to Q3 2011 net income of $19.3 million, or $0.38 per diluted share

•                  At September 30, 2012:

•            $83.0 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.14 billion, an increase of 5.2% from June 30, 2012

Dallas, TX — November 6, 2012 — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2012.

The Company also announced that on November 1, 2012 its Board of Directors declared a $0.03 per share cash dividend to stockholders of record as of December 18, 2012, payable on or about December 26, 2012.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Primoris’ third quarter benefited from strong performances by our ARB Industrial and Underground groups in the West segment and James Construction Group and Sprint in the East segment.  Our revenues increased by 15.0% from the third quarter of 2011 and sequentially increased by 28.0% compared to the 2012 second quarter.  While most of this revenue growth was organic, we continue to be pleased with the March acquisition of Sprint, which added $33.5 million in revenues in the current quarter.  Compared to the second quarter of 2012, we increased our operating margin and our net income improved by 49.2%.”

Mr. Pratt continued, “Based on new business awards and diverse project opportunities, we believe that we will continue to experience backlog growth both for the remainder of this year and into next.  Over the past two months, we announced new contract signings valued at over $251 million, much of which will be completed in 2012 and the first half of 2013.  The benefit of our strategy to grow the company as a diverse group of specialized construction and infrastructure companies is apparent in the breadth of the new awards, spread across our subsidiaries and end markets.  While we continue to have concerns about the macroeconomic environment, we are fortunate that strong tailwinds persist in our core markets, and we are pleased by the improving trends in our ancillary markets.  As I have said many times, it is our exceptional team that makes what we do possible, and I am proud of their continued hard work.”

2012 THIRD QUARTER RESULTS OVERVIEW

Revenues for the 2012 third quarter increased 15.0% to $431.8 million from $375.5 million for the same period last year.  The 2011 third quarter included revenue of $48.3 million for the Ruby pipeline project, substantially completed in 2011. Excluding the Ruby revenue impact, revenues for the 2012 third quarter increased by $104.6 million, or 32.0%.  The increased revenues are primarily as a result of increased project work in the West Construction Services segment for both industrial and underground projects, as well as the impact of the March 2012 acquisition of Sprint, which contributed $33.5 million in revenue for the three months ended September 30, 2012.  Gross profit for the 2012 third quarter rose by 8.0% to $56.3 million, or 13.0% of revenues, from $52.1 million, or 13.9% of 2011 third quarter revenue.  Gross profit for the 2011 third quarter included gross profit for the Ruby project of $12.7 million.  Excluding the impact of the Ruby project, gross profit for the 2012 third quarter increased by $16.4 million compared to the same period in the previous year.  Higher gross profit was due primarily to the increased project work in the West Construction Services segment as well as the gross profit contribution from the March 2012 acquisition of Sprint, which contributed $6.3 million to gross profit for the 2012 third quarter.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), Cardinal Contractors, Inc.’s water and wastewater, and Sprint Pipeline Services LP, acquired in March 2012.

•              West Construction Services — includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc. and Rockford. The Blythe Power Constructors joint venture is also included as part of West Construction Services.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$181,260	42.0%	$130,682	34.8%
West Construction Services	242,033	56.0%	230,904	61.5%
Engineering	8,549	2.0%	13,897	3.7%
Total	$431,842	100.0%	$375,483	100.0%

	For the nine months ended June 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$459,167	43.3%	$403,299	37.1%
West Construction Services	567,351	53.5%	647,640	59.6%
Engineering	34,333	3.2%	36,145	3.3%
Total	$1,060,851	100.0%	$1,087,084	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended September 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$18,664	10.3%	$15,320	11.7%
West Construction Services	35,602	14.7%	34,377	14.9%
Engineering	2,025	23.7%	2,424	17.4%
Total	$56,291	13.0%	$52,121	13.9%

	For the nine months ended September 30,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$47,442	10.3%	$45,658	11.3%
West Construction Services	84,297	14.9%	80,828	12.5%
Engineering	6,152	17.9%	7,671	21.2%
Total	$137,891	13.0%	$134,157	12.3%

East Construction Services:  Revenues increased by $50.6 million in the 2012 third quarter, primarily due to the March 2012 acquisition of Sprint, which generated $33.5 million in revenue for the quarter.  Excluding the impact of Sprint, revenues increased by $17.1 million due primarily to increased industrial work in petrochemical and fertilizer facilities as a result of lower natural gas prices in the Gulf Coast area as well as increases in infrastructure and maintenance work related to the number and size of projects in petrochemical and power facilities.  Gross profit increased by $3.3 million in the 2012 third quarter, including $6.3 million of gross profit contribution from the Sprint acquisition.  Excluding the impact of the Sprint acquisition, decreased gross profit of $3.0 million was a result of lower margins of heavy civil projects, primarily due to larger highway projects in Louisiana in the prior year quarter.

West Construction Services:  Revenues increased by $11.1 million in the 2012 third quarter.  The 2011 third quarter included $48.3 million in revenues from the Ruby project.  Excluding the Ruby project revenues, revenues increased by $59.4 million in the 2012 third quarter, due primarily to a $17.7 million increase in the California underground business, a $10.3 million increase in the California industrial business, and $33.5 million for work in the Marcellus gas shale region. A significant contributor to the underground business was pipeline integrity work for the major California gas utilities, while work on power plants provided a major increase to the industrial business.  Excluding the 2011 third quarter Ruby project gross profit of $12.7 million, gross profit for the 2012 third quarter increased by $13.4 million, driven by the significant increase in volume in both the underground and industrial projects.

Engineering: Revenues decreased by $5.3 million, mainly due to the completion early in the quarter of several furnace upgrade and refurbishment projects for two major U.S. chemical companies.  Gross profit decreased by $0.4 million, primarily as the result of lower profit margins achieved on international projects at our Canadian location and higher margin project closeouts in the prior year.

Selling, general and administrative expenses (“SG&A”) were $26.0 million, or 6.0% of revenues for the 2012 third quarter, compared to $23.4 million, or 6.9% of revenues for the 2012 second quarter, an increase of $2.6 million.  The increased SG&A included a $0.7 million increase as a result of the Sprint acquisition and an increase of $1.9 million in compensation and compensation-related expenses, largely due to the costs of increased personnel associated with the higher volume of work.  Excluding the impact of Sprint, SG&A as a percentage of revenues was 5.8% for the 2012 third quarter.

Operating income for the 2012 third quarter was $30.3 million, or 7.0% of total revenues, compared to $32.0 million, or 8.5% of total revenues, for the same period last year.

Net other income and expenses in the 2012 third quarter was an expense of $1.4 million, a $1.3 million decline from net other income of $0.1 million in the 2011 third quarter.  The decline was primarily due to the near completion of the St. Bernard Levee Partners joint venture.

The provision for income taxes for the 2012 third quarter was $11.0 million.  The effective tax rate excluding income attributable to noncontrolling interests was 38.5% for the 2012 third quarter, compared to 39.7% in the prior year quarter.

Net income attributable to Primoris for the 2012 third quarter was $17.5 million, or $0.34 per diluted share, compared to net income of $19.3 million, or $0.38 per diluted share, in the same period in 2011.

Fully diluted shares outstanding for the 2012 third quarter increased by 0.7% to 51.4 million from 51.1 million in last year’s third quarter.  The increase was mainly due to shares issued as a result of Rockford meeting a defined performance target in 2011.  During the 2012 third quarter, the Company did not repurchase any shares of stock under the previously announced share repurchase program.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at September 30, 2012 included cash and cash equivalents of $76.7 million, working capital of $106.1 million, total debt and capital leases secured by equipment of $81.7 million and stockholders’ equity of $316.2 million.  The balance sheet included a $14.9 million liability representing the estimated fair value for potential earn-out payments for Rockford’s financial performance for 2012, Sprint’s performance for 2012 and 2013, and Saxon’s performance for 2013 or 2014.

BACKLOG

At September 30, 2012, total backlog was $1.14 billion compared to $1.17 billion at December 31, 2011.  Primoris expects that approximately 26% of total backlog at September 30, 2012 will be recognized as revenue during the fourth quarter of 2012, with $155 million expected for the East Construction Services segment, $133 million for the West Construction Services segment and $8 million for the Engineering segment.  Primoris expects that an additional 48% of backlog will be recognized as revenue in 2013.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects that are considered a part of backlog may be cancelled by our customers.  For the nine months ended September 30, 2012, approximately $201.1 million of revenue was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, November 6, 2012 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8029 (Domestic)

•            (201) 689-8029 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has more than doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended September 30, 2012, which we expect to file on November 6, 2012, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$431,842	$375,483	$1,060,851	$1,087,084
Cost of revenues	375,551	323,362	922,960	952,927
Gross profit	56,291	52,121	137,891	134,157
Selling, general and administrative expenses	26,014	20,103	69,684	60,425
Operating income	30,277	32,018	68,207	73,732

Other income (expense):
Income (loss) from non-consolidated entities	(159)	2,079	895	7,305
Foreign exchange gain (loss)	18	(214)	(30)	(250)
Other expense	(382)	(314)	(961)	(917)
Interest income	96	39	143	297
Interest expense	(937)	(1,516)	(3,044)	(4,240)
Income before provision for income taxes	28,913	32,092	65,210	75,927

Provision for income taxes	(10,965)	(12,744)	(24,875)	(29,839)
Net income	17,948	19,348	40,335	46,088
Net income attributable to noncontrolling interests	(432)	—	(600)	—
Net income attributable to Primoris	$17,516	$19,348	$39,735	$46,088

Earnings per share:
Basic:	$0.34	$0.38	$0.77	$0.91
Diluted:	$0.34	$0.38	$0.77	$0.90

Weighted average common shares outstanding:
Basic	51,398	51,054	51,387	50,596
Diluted	51,404	51,054	51,402	51,085

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$76,654	$120,306
Short term investments	6,380	23,000
Customer retention deposits and restricted cash	34,814	31,490
Accounts receivable, net	263,144	187,378
Costs and estimated earnings in excess of billings	63,931	41,866
Inventory and uninstalled contract materials	37,334	31,926
Deferred tax assets	10,659	10,659
Prepaid expenses and other current assets	7,992	13,252
Total current assets	500,908	459,877
Property and equipment, net	159,369	129,649
Investment in non-consolidated entities	12,322	12,687
Intangible assets, net	32,452	32,021
Goodwill	104,019	94,179
Total assets	$809,070	$728,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$133,098	$106,725
Billings in excess of costs and estimated earnings	145,582	137,729
Accrued expenses and other current liabilities	84,783	59,923
Dividends payable	1,542	1,532
Current portion of capital leases	3,656	6,623
Current portion of long-term debt	16,107	13,870
Current portion of subordinated debt	—	15,167
Current portion of contingent earnout liabilities	10,050	3,450
Total current liabilities	394,818	345,019
Long-term capital leases, net of current portion	3,833	4,047
Long-term debt, net of current portion	58,109	55,852
Long-term subordinated debt, net of current portion	—	7,334
Long-term contingent earnout liabilities, net of current portion	4,879	9,268
Deferred tax liabilities	21,079	21,079
Other long-term liabilities	10,104	10,882
Total liabilities	492,822	453,481

Stockholders’ equity
Common stock-$.0001 par value; 90,000,000 shares authorized, 51,403,686 and 51,059,132 issued and outstanding at September 30, 2012 and December 31, 2011	5	5
Additional paid-in capital	155,605	150,003
Retained earnings	160,038	124,924
Noncontrolling interest	600	—
Total stockholders’ equity	316,248	274,932
Total liabilities and stockholders’ equity	$809,070	$728,413